                           Registration No. 333-97451
     As filed with the Securities and Exchange Commission on April 15, 2003.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         Post-Effective Amendment No. 2
                                       to

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                     OREGON TRAIL ETHANOL COALITION, L.L.C.
             (Exact name of registrant as specified in its charter)

          Nebraska                              2689                        47-0843892
          --------                              ----                       -----------
(State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification No.)

                               102 West 6th Street
                                     Box 267
                            Davenport, Nebraska 68335
                                 (402) 364-2591
                                 --------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 MARK L. JAGELS
                              Chairman of the Board
                     Oregon Trail Ethanol Coalition, L.L.C.
                  RR 1 Box 189, Davenport, Nebraska 68335-9429
                                 (402) 364-2428
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:
              Dennis J. Fogland, Esq. and Victoria H. Finley, Esq.
               Baird, Holm, McEachen, Pedersen, Hamann & Strasheim
                 1500 Woodmen Tower, Omaha, Nebraska 68102-2068
                                 (402) 636-8254

Approximate date of commencement of proposed sale to the public: The offering of membership units registered by this registration statement commenced January 17, 2003 and March 31, 2003.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
 Title of Each Class of Securities     Amount to be         Proposed             Proposed            Amount of
          to be Registered              Registered           Maximum              Maximum          Registration
                                                          Offering Price         Aggregate              Fee
                                                            Per Share         Offering Price
------------------------------------------------------------------------------------------------------------------
Limited Liability Company
    Membership Units                     24,000             $1,000             $24,000,000           $2,208(1)
------------------------------------------------------------------------------------------------------------------

        (1) Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of Oregon Trail Ethanol Coalition, L.L.C. (File No. 333-97451) is filed pursuant to Rule 462(d) solely to add Exhibit 4.3.2 not previously filed with respect to the Registration Statement.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBIT  EXHIBIT TITLE
        NUMBER

           1.1  Agency Agreement dated December 30, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and U.S.
                Bancorp Piper Jaffray, Inc.(1)
         1.1.1  Agency Agreement dated March 25, 2003 between Oregon Trail Ethanol Coalition, L.L.C. and
                Northland Securities, Inc.(1)
           3.1  Articles of Organization, as amended(1)
           3.2  Amended and Restated Operating Agreement*
           4.1  Form of Membership Unit Certificate(1)
           4.2  Form of Subscription Application and Agreement**
           4.3  Escrow Agreement between Midwest Bank, N.A. and Oregon Trail Ethanol Coalition, L.L.C.(1)
         4.3.1  Amended Escrow Agreement between Midwest Bank, N.A., U.S. Bancorp Piper Jaffray, Inc. and Oregon
                Trail Ethanol Coalition, L.L.C.(1)
         4.3.2  Escrow Agreement between Midwest Bank, N.A., Northland Securities, Inc. and Oregon Trail Ethanol
                Coalition, L.L.C.(2)
           5.1  Form of Opinion of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP as to certain securities matters(1)
           8.1  Form of Opinion of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP as to certain tax matters(1)
          10.1  Memorandum of Understanding by and among Lurgi Inc., ICM, Inc. and Oregon Trail Ethanol
                Coalition, L.L.C. dated May 1, 2001(1)
          10.2  Agreement with the Nebraska Department of Agriculture(1)
          10.3  Option Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Lloyd E.
                and Marilyn J. Holtzen(1)
          10.4  Option Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Don R.
                and Beverly K. Holtzen(1)
          10.5  Option Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Marvin L.
                and Elsie D. Holtzen(1)
          10.6  Option Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and DuWayne
                C. Holtzen(1)
          10.7  Letter Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Rodney and Judy Tegtmeier(1)
          10.8  Ethanol Producer Credit Agreement between Oregon Trail Ethanol Coalition, L.L.C. and the
                Nebraska Department of Revenue dated January 15, 2002(1)
        10.8.1  Amendment to the  Ethanol Producer Credit Agreement between Oregon Trail Ethanol Coalition,
                L.L.C. and the Nebraska Department of Revenue dated January 15, 2002(1)
          10.9  Letter Agreement between Byrne & Company Limited and Oregon Trail Ethanol Coalition, L.L.C.
                dated  August 14, 2002(1)
        10.9.1  Amendment to Letter Agreement with Byrne & Company Limited dated December 18, 2002.(1)
                Option Agreement dated June 2002 between Oregon Trail Ethanol Coalition, L.L.C. and  Wesley J.
         10.10  Mosier, Trustee of the Wesley J. Mosier First Trust and Jan R. Mosier, Trustee of the Jan R.
                Mosier First Trust(1)
         10.11  Option Agreement dated June 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Mary Barbara
                Jahnke and Andrew Jahnke(1)
         10.12  Financial Services Agreement dated December 30, 2002 between Oregon Trail Ethanol Coalition,
                L.L.C. and U.S. Bancorp Piper Jaffray, Inc.(1)


         10.13  Development Services/Consulting Agreement dated December 30, 2002 between Oregon Trail Ethanol
                Coalition, L.L.C. and GreenWay Consulting, LLC(1)
         10.14  Notice to Proceed and Preliminary Engineering Agreement between Oregon Trail Ethanol Coalition,
                L.L.C. and Lurgi PSI, Inc. dated January 7, 2003(1)
         10.15  Mutual Consent to Terminate dated March 18, 2003 between Oregon Trail Ethanol Coalition, L.L.C.
                and U.S. Bancorp Piper Jaffray, Inc.(1)
         10.16  Financial Services Agreement dated March 25, 2003 between Oregon Trail Ethanol Coalition, L.L.C.
                and Northland Securities, Inc.(1)
          23.1  Form of consent of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP(1)
          23.2  Form of consent of BKD, LLP(1)
          24.1  Power of Attorney executed by Mark L. Jagels(1)
          24.2  Power of Attorney executed by Michael Schardt(1)
          24.3  Power of Attorney executed by Kent D. Hummel(1)
          24.4  Power of Attorney executed by Pamela Maynard(1)
          24.5  Power of Attorney executed by Todd Fangmeier(1)
          24.6  Power of Attorney executed by Brian Nedrow(1)
          24.7  Power of Attorney executed by Daniel J. Miller(1)
          24.8  Power of Attorney executed by Gene Thomas(1)
          24.9  Power of Attorney executed by Darrel D. Dageforde(1)

-------------------------------
*         Appendix A
**        Appendix B
(1)       Previously filed.
(2)       Filed herewith.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davenport, State of Nebraska on this 15th day of April, 2003.

                                 OREGON TRAIL ETHANOL COALITION, L.L.C.


                                 By:   /s/ MARK L. JAGELS
                                       -----------------------------------------
                                       Mark L. Jagels, President and Chairman of
                                         the Board (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities of Oregon Trail Ethanol Coalition, L.L.C. on the 15th day of April, 2003.

         Signature                                    Capacity
         ---------                                    --------

         /s/ Mark L. Jagels                           Chairman of the Board, President, Director
         ---------------------------------
         Mark L. Jagels

         /s/ Michael Schardt                          Vice Chairman, Vice President, Director
         ---------------------------------
         Michael Schardt

         /s/ Pamela Maynard                           Secretary and Director
         ---------------------------------
         Pamela Maynard

         /s/ Kent D. Hummel                           Treasurer and Director
         ---------------------------------            (Principal Accounting Officer)
         Kent D. Hummel


         /s/ Todd Fangmeier                           Director
         ---------------------------------
         Todd Fangmeier

         /s/ Brian Nedrow                             Director
         ---------------------------------
         Brian Nedrow

         /s/ Daniel J. Miller                         Director
         ---------------------------------
         Daniel J. Miller

         /s/ Gene Thomas                              Director
         ---------------------------------
         Gene Thomas

         /s/ Darrel D. Dageforde                      Director
         ---------------------------------
         Darrel D. Dageforde

                                  EXHIBIT INDEX

       EXHIBIT                               DESCRIPTION                                                              PAGE
        NUMBER
           1.1  Agency Agreement dated December 30, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and
                U.S. Bancorp Piper Jaffray, Inc.(1)
         1.1.1  Agency Agreement dated March 25, 2003 between Oregon Trail Ethanol Coalition, L.L.C. and
                Northland Securities, Inc.(1)
           3.1  Articles of Organization, as amended(1)
           3.2  Amended and Restated Operating Agreement*
           4.1  Form of Membership Unit Certificate(1)
           4.2  Form of Subscription Application and Agreement**
           4.3  Escrow Agreement between Midwest Bank, N.A.and Oregon Trail Ethanol Coalition, L.L.C.(1)
         4.3.1  Amended Escrow Agreement between Midwest Bank, N.A., U.S. Bancorp Piper Jaffray, Inc. and
                Oregon Trail Ethanol Coalition, L.L.C.(1)
         4.3.2  Escrow Agreement between Midwest Bank, N.A., Northland Securities, Inc. and Oregon Trail
                Ethanol Coalition, L.L.C.(2)
           5.1  Form of Opinion of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP as to certain securities matters(1)
           8.1  Form of Opinion of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP as to certain tax matters(1)
          10.1  Memorandum of Understanding by and among Lurgi Inc., ICM, Inc. and Oregon Trail Ethanol
                Coalition, L.L.C. dated May 1, 2001(1)
          10.2  Agreement with the Nebraska Department of Agriculture(1)
          10.3  Option Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Lloyd E.
                and Marilyn J. Holtzen(1)
          10.4  Option Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Don R.
                and Beverly K. Holtzen(1)
          10.5  Option Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Marvin
                L. and Elsie D. Holtzen(1)
          10.6  Option Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and DuWayne
                C. Holtzen(1)
          10.7  Letter Agreement dated May 15, 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Rodney and Judy Tegtmeier(1)
          10.8  Ethanol Producer Credit Agreement between Oregon Trail Ethanol Coalition, L.L.C. and the
                Nebraska Department of Revenue dated January 15, 2002(1)
        10.8.1  Amendment to the  Ethanol Producer Credit Agreement between Oregon Trail Ethanol Coalition,
                L.L.C. and the Nebraska Department of Revenue dated January 15, 2002(1)
          10.9  Letter Agreement between Byrne & Company Limited and Oregon Trail Ethanol Coalition, L.L.C.
                dated  August 14, 2002(1)
        10.9.1  Amendment to Letter Agreement with Byrne & Company Limited dated December 18, 2002.(1)
                Option Agreement dated June 2002 between Oregon Trail Ethanol Coalition, L.L.C. and  Wesley J.
         10.10  Mosier, Trustee of the Wesley J. Mosier First Trust and Jan R. Mosier, Trustee of the Jan R.
                Mosier First Trust(1)
         10.11  Option Agreement dated June 2002 between Oregon Trail Ethanol Coalition, L.L.C. and Mary
                Barbara Jahnke and Andrew Jahnke(1)
         10.12  Financial Services Agreement dated December 30, 2002 between Oregon Trail Ethanol Coalition,
                L.L.C. and U.S. Bancorp Piper Jaffray, Inc.(1)
         10.13  Development Services/Consulting Agreement dated December 30, 2002 between Oregon Trail Ethanol
                Coalition, L.L.C. and GreenWay Consulting, LLC(1)
         10.14  Notice to Proceed and Preliminary Engineering Agreement between Oregon Trail Ethanol Coalition,
                L.L.C. and Lurgi PSI, Inc. dated January 7, 2003(1)
         10.15  Mutual Consent to Terminate dated March 18, 2003 between Oregon Trail Ethanol Coalition, L.L.C.
                and U.S. Bancorp Piper Jaffray, Inc.(1)
         10.16  Financial Services Agreement dated March 25, 2003 between Oregon Trail Ethanol Coalition,
                L.L.C. and Northland Securities, Inc.(1)
          23.1  Form of consent of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP(1)

          23.2  Form of consent of BKD, LLP(1)
          24.1  Power of Attorney executed by Mark L. Jagels(1)
          24.2  Power of Attorney executed by Michael Schardt(1)
          24.3  Power of Attorney executed by Kent D. Hummel(1)
          24.4  Power of Attorney executed by Pamela Maynard(1)
          24.5  Power of Attorney executed by Todd Fangmeier(1)
          24.6  Power of Attorney executed by Brian Nedrow(1)
          24.7  Power of Attorney executed by Daniel J. Miller(1)
          24.8  Power of Attorney executed by Gene Thomas(1)
          24.9  Power of Attorney executed by Darrel D. Dageforde(1)

-----------------------------------
*         Appendix A
**        Appendix B
(1)       Previously filed.
(2)       Filed herewith.